UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(e)  On February 13, 2014, Silicon Valley Bank (the “Bank”), the principal banking subsidiary of SVB Financial Group (the “Company”) entered into an international long-term assignment agreement (the “Agreement”) with David Jones, the Company’s President of Asia. Under the Agreement, Mr. Jones will continue his assignment in China as the Bank’s President of Asia. Pending approval of the Chinese Banking Regulatory Commission (the “CBRC”), he will also assume the position of President of the Company’s China joint venture bank, SPD Silicon Valley Bank Co., Ltd. (the “Joint Venture”), pursuant to terms set forth in a separate agreement. Ken Wilcox, the former President of the Joint Venture and current Chairman of the Bank, will continue to build out the Joint Venture, on behalf of the Bank. Pending approval of the CBRC, Mr. Wilcox will also assume the position of Vice Chairman of the Joint Venture.

The Agreement sets forth the key terms of Mr. Jones’s at-will employment relationship with the Bank, as follows:
Term of Assignment. The term of Mr. Jones’s assignment under the Agreement will be effective as of February 11, 2014 until December 31, 2015, unless terminated earlier. Either Mr. Jones or the Company may terminate the Agreement at any time.
Compensation Arrangement. Under the Agreement, Mr. Jones will receive the following compensation:

•	Annual Base Salary: $500,000

•
Annual Cash Incentives: He will continue to be eligible to participate in the Company’s Incentive Compensation Plan and his annual cash incentive compensation target will be 50% of his annual base salary.

Mr. Jones’s previously-granted outstanding equity awards will continue to vest during his assignment in accordance with the applicable terms of those awards. He is expected to continue to be eligible to participate in the Company’s equity incentive plan. His 2014 equity awards have not yet been determined.
Assignment Benefits. Mr. Jones will be entitled to receive benefits relating to his assignment to China, including local housing, tax equalization and repatriation benefits, as described in the Agreement.

A copy of the Agreement is attached as Exhibit 10.1 and incorporated hereto by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	International Long-Term Assignment Agreement for David Jones

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2014	SVB FINANCIAL GROUP

	By:	/s/ GREG BECKER
	Name:	Greg Becker
	Title:	President and Chief Executive Officer